Exhibit 99.2

Oct. 31, 2002 Reno, Nev. — Sierra Pacific Power Company announced today that it has successfully completed a $100 million term loan financing transaction. Proceeds from the financing, along with cash on hand, will be used to pay off $150 million in maturing bank debt. In addition, the company announced that it has entered into an accounts receivables purchase facility of up to $75 million as a back-up liquidity facility.

“We are very pleased with the progress we have made in improving our balance sheet and overall financial strength,” said Walt Higgins, chairman, president and chief executive officer of Sierra Pacific Resources (NYSE: SRP), parent company of Sierra Pacific Power. “This helps assure that we will continue to provide our customers with reliable service.”

The $100 million, 3-year term loan borrowing will be secured by a general and refunding mortgage bond, Series C, issued under the company’s General and Refunding Mortgage Indenture.

Sierra Pacific Power is a regulated public utility that provides electricity to most of northern Nevada, including the cities of Reno and Sparks, and the Lake Tahoe area of California. The company also provides natural gas service to the Reno-Sparks area. Sierra Pacific serves approximately 326,000 electric customers and 120,000 natural gas customers in a 50,000 square mile region.

This press release may contain forward-looking statements regarding the future performance of the company within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, further unfavorable rulings in pending and future rate cases, the ability of the company to access capital markets in light of recent ratings downgrades, whether suppliers that have terminated their power supply agreements with us will be successful in pursuing their claims against us for liquidated damages, whether our current suppliers of power and fuel will continue to sell to us in light of our financial condition, whether long-term power costs can be lowered through negotiation or administrative proceedings, conditions within the wholesale power market in the western United States, operating hazards, uninsured risks and changes in energy-related federal or state legislation and regulations. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in the company’s 10-K for the year ended December 31, 2001 and the company’s 10-Q for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.